2
CODE OF ETHICS

2.1    Fiduciary Duties

Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.
Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code. Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.
Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.
Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.
Keep information confidential. Information concerning Client transactions or holdings is confidential and may constitute material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions or holdings.

5.
Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6.
Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the CCO, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Code of Ethics implement these general fiduciary principles in the context of specific situations.

Risks

In developing this policy and procedures, Samson considered the material risks associated with its Code of Ethics. This analysis includes risks such as:

•
Access person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

•	Access persons are able to cherry pick clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for clients.

•	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Samson.

•	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act (and Rule 17j-1 of the IC Act).

•	Access persons are not aware of what constitutes insider information.

•
Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways, for example, if Samson wants to recommend the organization for investment or if the organization is one of Samson’s service providers.)

•	Employees use firm property, including research, supplies, and equipment, for personal benefit.

Specific policies and procedures within the Code of Ethics follow in subsequent sections.

2.2    Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Client investment opportunities, Employees in certain situations may participate with Clients in aggregated or combined trades. Under certain limited circumstances, and only with the prior written approval of the CCO, an Employee may participate in certain opportunities of limited availability that are deemed by the CCO not to have an adverse effect on any Client.

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the CCO. The disclosure must be made before the investment decision and should be documented by the CCO.

Determination Whether to Restrict. Based on the information given, the CCO will make a decision on whether or not to restrict an Employee’s participation in the investment decision or the investment. In making these determinations, the CCO will consider the following factors, among others: (i) whether the opportunity was suitable for any Client; (ii) whether any Client was legally and financially able to take advantage of the opportunity; (iii) the extent to which any Client would be disadvantaged by the Employee’s interest or participation; (iv) the extent to which the Employee’s interest is de minimus or the investment opportunity is of limited availability; and (v) whether the Employee’s interest or participation is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the CCO.

2.3    Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities, or the potential effects of the Firm’s own investment and trading on the market for securities. The Firm forbids any Employee to trade, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors or employees of the Firm and applies to securities-related information that is internal to the Firm.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider while in possession of material non-public information, including information pertaining to specific issuers, securities or the Firm’s own positions or trades;

•
trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

•	communicating material non-public information to others; or

•	trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Firm personnel, in any securities of the issuer, will be prohibited.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations and Client securities holdings and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Samson, Employees, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Samson, its Employees, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

Samson’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Samson and/or its Employees on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Samson and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and Investors has not been appropriately addressed.

It may sometimes be beneficial for Samson to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by having contact with company executives while researching the company). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a nationally recognized statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the Firm’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

What is Nonpublic Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation. See Violations and Remedies above.

Procedures

Identification and Prevention of Insider Information. If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the CCO, who shall document the matter.

•	Refrain from purchasing or selling the securities on behalf of himself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the CCO.

•	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO dictates an appropriate course of action.

If the CCO determines that an Employee is in possession of material non-public information, he will notify all Firm Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, shall be made by the CCO. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the CCO. A security shall be removed from restriction if the CCO determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material). Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

•	Initially ask the affected Employee (s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

•	Review Samson’s Insider Trading policies and procedures with all Employees;

•	Remind the other Employees that they should take reasonable steps to avoid inadvertent receipt of the information;

•	Forbid other Employees from trading the security in question, either personally or on behalf of any Client;

•	Forbid other Employees from seeking to obtain the information; and

Restricting Access to Material Nonpublic Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

Monitor Insider Trading. It is the responsibility of each Employee to notify the CCO of any potential insider trading issues. The CCO will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition. In Addition, see section 2-4 Personal Securities Transactions.

Selective Disclosure. Nonpublic information about Samson’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Samson owes to its Clients.

2.4    Personal Securities Transactions

Law and Policy

Employee investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act both require in effect that a registered investment adviser’s “access persons” report their transactions and holdings periodically to the adviser’s CCO and that the adviser review these reports. The SEC also recommends that advisers consider other measures to minimize the risks of misuse of information in personal trading by advisory personnel. Such measures may include pre-clearance, restricted lists and blackout periods, among other measures.

All questions regarding this Policy should be directed to the CCO. Employees must report any violation of this Policy promptly to the CCO, which the CCO will investigate. Employees are required to cooperate in any investigation. If the CCO determines that a material violation of this Code of Ethics has occurred, she will promptly report the violation, and any associated action(s), to Samson’s senior management.  If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Samson will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

The CCO may make exceptions, on a case-by-case basis, to any of the provisions herein upon a determination of the facts and circumstances involved. Approval of all such exceptions must be in writing.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

Access Persons. Under the SEC definition, the term “access person” includes any employee who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of clients or who has access to non-public information about such investment decisions. It is the Firm’s policy that all Employees of the Firm are access persons (“Access Persons”) for purposes of these requirements. The Firm’s CCO will notify all Access Persons in writing (which may in all cases include email) of their status as access persons, and will maintain a list of Access Persons on an ongoing basis.

Transaction Reporting Requirements. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all securities in which they have or acquire any “Beneficial Interest”. “Beneficial Interest” includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share the Access Person’s household (Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria) . All such accounts are referred to as “Access Person Accounts.” Access Person Accounts also may include accounts of others who share the Access Person’s household, anyone to whose support the Access Person materially contributes and other accounts over which the Access Person exercises a controlling influence. Access Person Accounts do not include accounts in which an Access Person has a Beneficial Interest, but over which the Access Person does not exercise investment discretion. To exclude such an account, the Access Person must provide the CCO with written documentation showing that someone else has been granted investment discretion over the account.

Thus, all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all Access Person Accounts, using the forms provided by the CCO (see attached appendices). Such reporting is not required for holdings of or transactions in the following securities or instruments (“Non-Reportable Investments”):

•	direct obligations of the Government of the United States;

•	bank certificates of deposit;

•	commercial paper:

•	money market fund shares;

•	shares of other types of open-end mutual funds (excluding any mutual fund managed by Samson which must be reported); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

In addition, reports need not be filed with respect to transactions in any security or other instrument effected

•	pursuant to an automatic investment plan or

•	in an account over which an Access Person has no direct or indirect influence or control.

Pre-clearance - Initial Public Offerings and Private Placements. All Access Persons must obtain the written approval of the CCO prior to investing in securities issued in any initial public offering (“IPO”) or private placement. Access Persons must furnish any prospectus, private placement memorandum, subscription documents and other materials about the investment as the CCO may request.

Pre-Clearance – Transactions in Fixed Income Securities. All Access Persons must pre-clear any transaction in fixed income securities, except the Securities Exempt from Pre-Clearance as set forth below.

Pre-Clearance- Exchange Traded Funds (ETFs).  All Access Persons must pre-clear any transactions in ETFs whose underlying assets are invested in sovereign, municipal, or corporate debt, currencies, and/or commodities.  All other ETFs may be traded without pre-clearance.  If you have any questions, please consult with the CCO prior to trading.

Black-out Period. If the Firm is trading or anticipates trading in a security for which pre-clearance is sought, permission to trade may be granted subject to a black-out period consisting of the trading day before, the trading day of and the trading day after the Firm’s trade in the security, during which time Access Persons may not trade in the security.  If the security is held by the Mutual Fund, Access Persons will be subject to a fifteen day black-out period surrounding the Fund’s trading in the security and consisting of seven days prior to the Mutual Fund’s trade, the day of the Mutual Fund’s trade, and seven days following the Mutual Fund’s trading.  Access Persons are prohibited from trading during any black-out period.  Should the CCO determine that a trade was made during the black-out period, the Access Person may be required to reverse the trade and absorb any losses resulting from the reversal, or disgorge any gains which may result from the reversal.

Securities Exempt from Pre-Clearance. Transactions in the following types of investments are exempt from pre-clearance requirements:

•	any Non-Reportable Investment as set forth above, including:

-	direct obligations of the Government of the United States;

-	bank certificates of deposit;

-	commercial paper;

-	money market fund shares;

-	shares of other types of open-end mutual funds (Please Note that the Samson Mutual Fund is NOT an exempt security and any trades in the fund must be pre-cleared and reported); and

-	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds. U.S. Agency securities;

•	U.S. Agency securities;

•	Equity Securities;

•	Municipal securities;

•	Closed-end funds;

•	Exchange Traded Funds (“ETFs”) (other than those focused on currencies and commodities, which MUST be pre-cleared prior to trading).

In addition, pre-clearance is not required for transactions in any security or other instrument effected

•	pursuant to an automatic investment plan or

•	in an account over which an Access Person has no direct or indirect influence or control.

Please note that transactions in equity securities, U.S. Agency securities, municipal securities, closed-end investment companies and ETFs are subject to reporting requirements even though pre-clearance for such transactions is not required.

Prohibited Transactions. No Access Person may trade in any Access Person Account in any security about which the Firm is deemed to be in possession of material non-public information under the Firm’s insider trading policies and procedures.

Short-Term Trading. Short-term trading in securities of issuers in which an Access Person is an officer, director or the owner of 10% or more of a class of equity securities is subject to significant restrictions under the securities laws. Although short-term trading activity is not strictly prohibited, as a matter of policy, the Firm strongly discourages short-term trading by Access Persons in any security.

Employees invested in Samson’s mutual fund are required to hold positions for a period of no less than 30 days and to trade in compliance with all requirements outlined in the mutual fund’s prospectus.  For any questions, please see the CCO.

Violations. Legal penalties for violating various SEC and other applicable laws and regulations can be severe, both for individuals involved in such unlawful conduct and for their employers. For example, breaches of insider trading proscriptions can result in treble damages, jail sentences and other criminal sanctions. In addition, the full panoply of administrative sanctions available to the SEC under the Advisers Act may be imposed on the individual violator and/or the Firm, including:

•	censure;

•	cease and desist orders;

•	limitations on the activities, functions, or operations of the Firm;

•	suspension of the Firm’s registration for a specified period;

•	revocation of the Firm’s registration;

•	civil money penalties of up to $50,000 per violation for an Employee and/or $250,000 for the Firm; and

•	bar and suspension of an Employee from association with any investment adviser or other regulated entity.

Procedures

Duplicate Statements. If they choose to do so, each Access Person may have duplicate account statements for Reportable Investments sent to the CCO. Duplicate account statements may be sent directly to the CCO at the following address:

Samson Capital Advisors LLC
600 Lexington Avenue, 20th Floor
New York, New York 10022
Attention: CCO

Initial and Annual Holdings Reports. Each Access Person must file a holdings report disclosing all securities (other than Non-Reportable Investments) in any Access Person Account on the Personal Securities Holdings Report form provided as Appendix 3 no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted. This form includes a certification that the Access Person has no holdings other than as reported on the form, and must be submitted at the required times by all Access Persons even if all  Access Person Account statements have been provided. Each such report must include the title, number of shares and principal amount of each Covered Security, and the name of the bank, broker-dealer or financial institution with whom the Access Person maintains an account in which any securities are held.

Quarterly Transaction Reporting Requirements. Each Access Person must submit to the CCO within 30 days after the end of each quarter a Quarterly Securities Transaction Report on the form provided as Appendix 4 reflecting all securities transactions (other than transactions in Non-Reportable Investments) effected in each Access Person Account during such quarter. The report must include the name of the security, date of the transaction, quantity, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected. This form includes a certification that the Access Person has had no transactions during the quarter other than as reported on the form, and must be submitted at the required times by all Access Persons regardless of whether there has been transaction activity in the Access Person Accounts during the quarter. With respect to any account established during the reporting quarter, the report must include the name of the bank, broker-dealer or financial institution with whom the Access Person established the account and the date the account was established.

Pre-clearance. Each Access Person who wishes to participate in an initial public offering or private placement or effect a transaction for which pre-clearance is otherwise required must first obtain written pre-clearance of the transaction from the CCO by completing and submitting the Securities Transaction Pre-Clearance form provided as Appendix 5. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for a 24 hour period, unless otherwise specified on the form as approved.

Trading Restrictions. If a determination is made that the Firm may be deemed to be in possession of material non-public information concerning any security, the CCO will notify all Employees by email that any trading in the security, including both Access Person trades and trades for Clients, is restricted. Pre-clearance for transactions in such securities will not be granted under any circumstances. The restriction will remain in effect until the CCO notifies all Employees by subsequent email that it has been lifted

Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, quarterly and annual reports), will be reviewed by the CCO for compliance with these policies and procedures. The CCO will review all account statements and reports within 30 days after receipt. Such review shall:

•	address whether Access Persons followed internal procedures, such as pre-clearance;

•	compare Access Person transactions to any restrictions in effect at the time of the trade, including securities on the Restricted List; and

•	periodically analyze the Access Person’s overall trading for patterns that may indicate abuse.

The CCO will document such review by initialing Access Person statements or otherwise indicating the statements that have been reviewed and will maintain copies of all reports and account statements received.

Confidentiality. The CCO is responsible for maintaining records in a manner to safeguard their confidentiality. Each Access Person’s records will be accessible by the Access Person and the CCO, and only to the extent necessary or appropriate in the discretion of the CCO, senior officers. Records will be maintained for a minimum of five years from the date of such statement or report.

Interpretation of Policy and Procedures. All questions about the application of this Policy and Procedures should be directed to the CCO.

Violations. The CCO will investigate any reported or suspected violation of this Policy, report to the Firm’s senior management on the factual findings and recommend sanctions, which may include disgorgement of profits on any trade and/or termination of employment, as well as lesser sanctions.

Delegation of Responsibilities. The CCO may delegate any responsibilities assigned to her under this Policy and Procedures to an appropriate person, subject to her supervision., Director of Administration/Operations (“Director of Operations”), will assist the CCO in performing responsibilities under this Policy, in the absence of the CCO. The Director of Operations is also the designated review official for pre-approvals, transaction reports and holdings reports relating to the CCO’s activities under the Code of Ethics. In the event that the CCO is unavailable, any Principal of the Firm, is designated as the review official for pre-approvals, transaction reports and holdings reports relating to the Director of Operations.

2.5     Gifts Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients or otherwise create a conflict of interest. Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the CCO. Gifts and promotional items (e.g., pens, mugs) of a nominal value, customary business lunches, dinners, and entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events) may be accepted, consistent with industry practice. No gift should be accepted in order to obtain a business relationship or that will affect the performance or non-performance of any Employee.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) without advising the CCO of the gifts to Clients, prospective Clients or third party service providers, of the Firm. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients. No gift should be given in order to obtain a business relationship or that will affect the performance or non-performance of any Employee.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Charitable Donations. Donations by Samson or Employees to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Gifts to Financial/Governmental Bodies. The Firm’s policies on gifts and entertainment are derived from industry practices. Employees should be aware that there are other federal laws and regulations that prohibit firms and their employees from giving anything of value to employees of various financial or governmental institutions or bodies in connection with attempts to obtain any business transaction with the institution, which may be viewed as a form of bribery. If there is any question about the appropriateness of giving or receiving any particular gift, Employees should consult the CCO. The Firm also expects its employees to comply with the Foreign Corrupt Practices Act (FCPA) which prohibits the making or offering of any payment or gift to any foreign official to induce that official to affect any governmental act or decision or to assist the Firm in obtaining or retaining business. Accordingly, Firm employees are prohibited from making any payment or giving any gift to any government official whether or not there is an intent to influence.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the CCO.

ERISA Considerations. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Firm employees should never offer gifts, entertainment, or other favors for the purpose of influencing ERISA Client or prospective Client decision-making.

Procedures

Prohibited Gifts. The giving or receiving of any gifts or entertainment (which is not attended by the Employee) to or from any one person with an aggregate value exceeding $100 must be reported to the CCO. If an Employee receives or is offered, or wishes to provide, any such gift or entertainment, the Employee must seek the guidance of the CCO to determine whether the Employee will be permitted to accept or keep, or to provide, the gift or entertainment.

Broker Conferences (and Similar Events). Firm Employees must keep a log of attendance at conferences or similar events sponsored by brokers and must obtain prior approval from the CCO for airfare and hotel expenses which are paid or provided by the broker.

Expense Reports. The CCO shall review all reports or other documentation regarding Employee expense reimbursement annually to monitor compliance with this policy.

CCO Activities. Should the CCO engage in any gifts, entertainment and contributions, as described above, then the Director of Operations, shall be responsible for review, approval and oversight of those activities.

2.6     OUTSIDE BUSINESS ACTIVITIES

Law and Policy

Our fiduciary duties to Clients dictates that the Firm and its Employees devote their professional attention to Client interests above their own and those of other unaffiliated organizations. Accordingly, Employees may not engage in any of the following outside business activities without advising the CCO and the Management Committee and receiving written consent:

•	Be engaged in any other business;

•	Be employed or compensated by any other unaffiliated person for business-related activities;

•	Serve as an employee of another organization;

•	Serve as general partner, managing member or in similar capacity with limited or general partnerships, limited liability companies (LLCs) or private funds;

•
Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•
Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

Authorization for board service will normally require that the Firm not hold or purchase any securities of the company on whose board the Employee/director sits.

Procedures

Before undertaking any of the activities listed above, the Employee must obtain written approval from the CCO. Should the CCO wish to engage in any of the activities listed above she shall request written approval of Director of Operations.

An Employee who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between Samson and the outside entity. If participation in the outside business activity results in the Employee’s receipt of Material Non-Public Information that could reasonably be viewed as relevant to Samson’s business activities, the Employee must discuss the scope and nature of the information flow with the CCO. Similarly, if an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with Samson, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use Samson’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to Samson and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Employee’s previous employment agreement, and any prior political contributions made by the Employee.

2.7     Confidentiality

Law and Policy

Confidential Information. During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or may be orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm. During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Procedures

Each Employee agrees to inform the CCO or their direct manager/supervisor, who will inform the CCO, promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

2.8           Administration of the Code of Ethics under the Investment Company Act of 1940

Law and Policy

Rule 17j-1 of the Investment Company Act requires that every fund and its investment adviser must annually furnish to the Fund’s board of trustees, a written report describing any issues, changes or material violation under the code, among other items.  The Board of Trustees is then required to consider the Annual Written Report.

Procedures

On a periodic basis, but not less than annually, the Firm’s CCO shall prepare a written report to the Fund’s management and Board of Trustees setting forth the following:
a)
A description of any issues arising under the Code or underlying procedures since the last report to the Board including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations; and

b)	A certification on behalf of the Adviser that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;

The CCO shall maintain a copy of each Annual Written Report for at least five years after the fiscal year in which it was made